Exhibit 99.1

PRECIPIO DIAGNOSTICS AND TRANSGENOMIC COMPLETE MERGER

Company Renamed Precipio, Inc. To Commence Trading On NASDAQ Under The New Ticker "PRPO"

NEW HAVEN, Conn. & OMAHA, Neb., (June 30, 2017) – Precipio Diagnostics, LLC and Transgenomic Inc. (OTCQB: TBIOD) today announced the closing of their previously announced merger. In connection with the transaction, Transgenomic has changed its name to Precipio, Inc. Precipio’s common stock is expected to commence trading on The NASDAQ Stock Market under the new ticker symbol “PRPO” upon the opening of trading on June 30, 2017 or soon thereafter.

The company will operate under the leadership of Ilan Danieli, Chief Executive Officer; Carl Iberger, Chief Financial Officer; and Steve Miller, Chief Commercial Officer. The Board of Directors of Precipio will initially be comprised of five directors: Rob Patzig will remain as Chairman of the Board, together with Michael Luther, one of Transgenomic’s existing board members. Samuel Riccitelli, Mark Rimer and Ilan Danieli together comprise the remaining Board. Precipio’s corporate headquarters is in New Haven, Connecticut.

“The union of Precipio and Transgenomic enables us to fulfill our vision of a world-class, innovative company dedicated to eradicating the pervasive problem of disease misdiagnosis,” said Ilan Danieli, CEO of Precipio. “We believe that the combination of Precipio and Transgenomic can transform medical care by leveraging Precipio’s unique diagnostic platform to deliver better and more accurate diagnostic information to physicians and their patients worldwide.”

Terms of the merger include the initial closing on a $1.2 million private placement of preferred and convertible securities, out of a total authorized amount of up to $7 million in preferred equity. Simultaneous with the merger, holders of more than $14 million in secured debt have converted into equity, providing the combined company with a stronger balance sheet.

“Completion of our merger marks an exciting new chapter in the history of our companies. Precipio and Transgenomic’s teams have already accomplished a great deal in our shared drive to ensure that the new Precipio is primed for growth. We look forward to sharing more details on our plans and milestones in the coming weeks,” Mr. Danieli concluded.

Over the course of the past few months, in anticipation of the contemplated merger, both companies have undertaken a rigorous cost-cutting project to reduce the combined company’s historical burn rate. Post-merger, management anticipates the new organization will be a leaner, more capital-efficient organization. These efficiencies are expected to reduce the combined entity’s operating expenses by approximately $1 million or more per quarter, an anticipated annualized reduction of expenses of about $4-$5 million compared to 2016. The majority of the cost reductions that will be achieved immediately post-closing and are related to reduction in administrative headcount and the consolidation of lab operations and facilities, with a focus on eliminating redundancies and realizing efficiencies.

Transgenomic’s Omaha CLIA-certified laboratory operations will move to Precipio’s New Haven location, thereby reducing the substantial costs associated with operating two fully-certified CLIA laboratories, including but not limited to reductions in staff, equipment and the total amount of leased space. In addition, Transgenomic recently completed a move from its existing 30,000 square foot facility in Omaha to a nearby smaller 5,000 square foot facility, reducing facility costs by more than 75%. The new location is well-suited to serve as the company’s R&D center.

To accelerate commercial activities Precipio recently added a number of new salespeople to its sales team, and anticipates adding more by year end. The combined sales team has been cross-trained on both Precipio’s pathology services and Transgenomic’s ICE COLD-PCR (ICP) technology to enable immediate cross-selling opportunities.

The company also intends to invest in further development of its ICP technology to define specific clinical applications, as well as simplifying the adaptability and implementation of ICP technology for its customers.

Paul Kinnon, President and CEO of Transgenomic, said, “We believe that this merger with Precipio is an excellent strategic fit for Transgenomic that provides the opportunity to realize the clinical and commercial potential of our ICE COLD-PCR technology for DNA liquid biopsies, within the merged company’s broad focus on precision medicine. We are pleased to move forward as a combined entity to bring transformative solutions in medical diagnostics to physician and patients alike.”

About Precipio

Precipio has built a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions, and delivering quality diagnostic information to physicians and their patients worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment, Precipio offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, visit precipiodx.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements,” within the meaning of federal securities laws, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of company performance and financial results, including the ability of the Company to reduce expenses and cash burn, its ability to accelerate the Company’s growth and generate revenue, and its ability to reduce the problem of disease misdiagnosis. The known risks, uncertainties and other factors affecting these forward-looking statements are described in Transgenomic’s definitive proxy statement filed on May 12, 2017, Transgenomic’s prior filings and from time to time in Precipio’s subsequent filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. All information in this press release is as of the date of the release and Precipio does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contacts

Precipio Investor Relations

Scott Gordon, 516-222-2560

President

CORE IR

377 Oak Street

Garden City, NY 11530

scottg@coreir.com

www.coreir.com